EXHIBIT 10.4
THIRD AMENDMENT TO LEASE
Definitions:

Effective Date:	August 29, 2012.

Landlord:	President and Fellows of Harvard College, a Massachusetts educational and charitable corporation.

Tenant:	athenahealth, Inc., a Delaware corporation.

Lease:
Lease between Landlord, as landlord, and Tenant, as tenant, dated as of November 8, 2004, as amended by First Amendment to Lease dated as of May 16, 2011 (the “First Amendment”), as further amended by Second Amendment to Lease dated as of November 7, 2011 (the “Second Amendment”).

Original Premises:
All of Building 97 and portions of the second and third floors of Building 311, containing approximately 133,616 rentable square feet of space in total, all as more particularly described in the Lease.

Existing Premises:
The Original Premises, the First Amendment Expansion Premises (as defined in the First Amendment), the Alzheimer's Expansion Premises (as defined in the Second Amendment), and the A&G Expansion Premises (as defined in the Second Amendment).

Third Amendment

Expansion Premises:	A portion of the first floor of Building 311 containing approximately 26,897 rentable square feet of space, as more particularly described on Exhibit A attached hereto.

Third Amendment
Expansion Premises

Commencement Date:
December 1, 2012, or such earlier date as Landlord shall deliver the Third Amendment Expansion Premises to Tenant as described in Section 2 below, provided that Tenant has delivered to Landlord certificates of insurance evidencing that Tenant is carrying all coverages required to be carried by Tenant with respect to the Third Amendment Expansion Premises pursuant to Section 5.1.20 of the Lease.

Third Amendment
Expansion Premises

Rent Commencement Date:	December 1, 2012.

Third Amendment
Expansion Premises

Lease Expiration Date:	November 30, 2017.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.
BACKGROUND:
Tenant desires to expand the Existing Premises, and Landlord has agreed to such expansion upon the terms and conditions set forth below, and provided certain other revisions are made to the Lease, all as set forth more particularly below.
Landlord and Tenant hereby agree as follows:
1.Third Amendment Expansion Premises: Landlord will deliver the Third Amendment Expansion Premises to Tenant immediately upon vacancy of the Third Amendment Expansion Premises by the current tenant. Tenant agrees to accept the Third Amendment Expansion Premises in their AS-IS condition, and Landlord shall have no obligation to do any work or make any installation or alterations of any kind to the Third Amendment Expansion Premises except that Landlord will deliver the Third Amendment Expansion Premises free and clear of all workstations, chairs and other furniture and in broom clean condition and except that all mechanical, electrical, plumbing and ventilation systems (except for supplemental cooling systems and equipment in “LAN” and data rooms) serving the Third Amendment Expansion Premises which, under the terms of the Lease, are to be maintained by Landlord, shall be delivered in good working order.
2.Third Amendment Expansion Premises Commencement Date: In the event that the Third Amendment Expansion Premises become vacant prior to December 1, 2012, Landlord shall grant Tenant early access to the Third Amendment Expansion Premises for purposes of planning, design, demolition and site preparation provided that all such activity will be in accordance with all relevant terms and provisions of the Third Amendment Expansion Premises Work Letter attached hereto as Exhibit B and all other terms and conditions of the Lease.
If the Third Amendment Expansion Premises Commencement Date has not occurred on or prior to December 1, 2012, then Tenant shall have, as its sole and exclusive remedy, the right to terminate this Lease with respect to the Third Amendment Expansion Premises by delivering written notice of termination to Landlord on or prior to December 15, 2012, such termination to be effective immediately.
3.Amended Definitions: As of the Third Amendment Expansion Premises Commencement Date the following terms wherever they appear in the Lease shall have the following meanings:
Premises: All references to the Premises shall mean the Existing Premises and the Third Amendment Expansion Premises. All references to Premises after the expiration or termination of the Lease Term with respect to a portion of the Premises shall mean the portion of the Premises for which the Lease Term has not expired or terminated.
Initial Lease Term: With respect to the Original Premises, the period commencing on the Lease Commencement Date and ending on the Lease Expiration Date, unless sooner terminated as provided in this Lease. With respect to the First Amendment Expansion Premises, the period commencing on the First Amendment Expansion Premises Commencement Date and ending on the First Amendment Expansion Premises Lease Expiration Date. With respect to the Alzheimer's Expansion Premises, the period commencing on the Alzheimer's Expansion Premises Commencement Date and ending on the Alzheimer's Expansion Premises Lease Expiration Date. With respect to the A&G Expansion Premises, the period commencing on the A&G Expansion Premises Commencement Date and ending on the A&G Expansion Premises Lease Expiration Date. With respect to the Third Amendment Expansion Premises, the period commencing on the Third Amendment Expansion Premises Commencement Date and ending on the Third Amendment Expansion Premises Lease Expiration Date.
Third Amendment Expansion Premises Commencement Date: October 1, 2012, or such earlier date as Landlord shall deliver the Third Amendment Expansion Premises to Tenant as described in Section 2 of the Third Amendment to Lease, provided that Tenant has delivered to Landlord certificates of insurance evidencing that Tenant is carrying all coverages required to be carried by Tenant with respect to the Third Amendment Expansion Premises pursuant to Section 5.1.20 of the Lease.
Third Amendment Expansion Premises Rent Commencement Date: December 1, 2012.
Third Amendment Expansion Premises Lease Expiration Date: November 30, 2017, or such earlier or later date upon which the Lease Term with respect to the Third Amendment Expansion Premises may expire, be terminated or extended pursuant to any of the conditions or other provisions of this Lease or pursuant to law.
Extension Term: A portion of the applicable Lease Term consisting of two successive terms of five years (each an “Extension Term”) with respect to each of the Original Premises, the First Amendment Expansion Premises, the Alzheimer's Expansion Premises, the A&G Expansion Premises and the Third Amendment Expansion Premises. The first Extension Term for the applicable portion of the Premises for which Tenant elects to exercise its option to extend the applicable Lease Term shall commence on the day after the applicable Lease Expiration Date, if this Lease is validly extended. (See Article 10).
Lease Year: With respect to the Original Premises, the period running from the Lease Commencement Date to the first anniversary of the Rent Commencement Date and thereafter a Lease Year shall mean the successive year-long period commencing on an anniversary of the Rent Commencement Date. With respect to the First Amendment Expansion Premises and the Alzheimer's Expansion Premises, the period running from the First Amendment Expansion Premises Commencement Date or the Alzheimer's Expansion Premises Commencement Date, as applicable, to June 30, 2012 and thereafter a Lease Year shall mean the successive year-long period commencing on July 1st. With respect to the A&G Expansion Premises, the period running from the A&G Expansion Premises Commencement Date to June 30, 2013 and thereafter a Lease Year shall mean the successive year-long period commencing on July 1st. With respect to the Third Amendment Expansion Premises, the period running from the Third Amendment Expansion Premises Commencement Date to June 30, 2013 and thereafter a Lease Year shall mean the successive year-long period commencing on July 1st. Rent shall be prorated for any Lease Year that is shorter or longer than one year.

Tenant's Share of Parking Spaces: 559 unreserved parking spaces located in the parking areas of the Complex, to be used in accordance with Section 2.7.
Basic Rent: Existing Premises Basic Rent, First Amendment Expansion Premises Basic Rent, the Alzheimer's Expansion Premises Basic Rent, the A&G Expansion Premises Basic Rent, and the Third Amendment Expansion Premises Basic Rent.
Original Premises Basic Rent:

Period	Annual Basic Rent	Monthly Basic Rent
7/1/05 - 6/30/06	$2,924,854.24	$243,737.85
7/1/06 - 6/30/07	$3,025,066.24	$252,088.85
7/1/07 - 6/30/08	$3,125,278.24	$260,439.85
7/1/08 - 6/30/09	$3,225,490.24	$268,790.85
7/1/09 - 6/30/10	$3,325,702.24	$277,141.85
7/1/10 - 6/30/11	$3,459,318.24	$288,276.52
7/1/11 - 6/30/12	$3,592,934.24	$299,411.19
7/1/12 - 6/30/13	$3,726,550.24	$310,545.85
7/1/13 - 6/30/14	$3,860,166.24	$321,680.52
7/1/14 - 6/30/15	$3,993,782.24	$332,815.19
First Amendment Expansion Premises Basic Rent:

Period	Annual Basic Rent	Monthly Basic Rent
10/1/11 - 6/30/12	$484,020.00	$40,335.00
7/1/12 - 6/30/13	$502,020.00	$41,835.00
7/1/13 - 6/30/14	$520,020.00	$43,335.00
7/1/14 - 6/30/15	$538,020.00	$44,835.00

Alzheimer's Expansion Premises Basic Rent:

Period	Annual Basic Rent	Monthly Basic Rent
5/1/12 - 6/30/12	$53,780.00	$26,890.00
7/1/12 - 6/30/13	$334,680.00	$27,890.00
7/1/13 - 6/30/14	$346,680.00	$28,890.00
7/1/14 - 6/30/15	$358,680.00	$29,890.00
7/1/15 - 6/30/16	$370,680.00	$30,890.00

A&G Expansion Premises Basic Rent.

Period	Annual Basic Rent	Monthly Basic Rent
9/1/12 - 6/30/13	$565,864.86	$56,586.49
7/1/13 - 6/30/14	$703,384.83	$58,615.40
7/1/14 - 6/30/15	$727,731.83	$60,644.32
7/1/15 - 6/30/16	$752,078.83	$62,673.24

Third Amendment Expansion Premises Basic Rent:

Period	Annual Basic Rent	Monthly Basic Rent
12/1/12 - 6/30/13	$793,461.50	$66,121.79
7/1/13 - 6/30/14	$820,358.50	$68,363.21
7/1/14 - 6/30/15	$847,255.50	$70,604.63
7/1/15 - 6/30/16	$874,152.50	$72,846.04
7/1/16 - 6/30/17	$901,049.50	$75,087.46
7/1/17 - 11/30/17	$927,946.50	$77,328.88

Base Cost Year: With respect to the Existing Premises, Fiscal Year 2006, commencing on July 1, 2005 and ending on June 30, 2006. With respect to the Third Amendment Expansion Premises, Fiscal Year 2013, commencing on July 1, 2012 and ending on June 30, 2013.
Tenant's Operating Cost Share: With respect to Original Premises, 100% of Building Operating Costs for Building 97 and 29.84% of Building Operating Costs for Building 311 (the percentage calculated by dividing the rentable square feet of the Building 311 Premises (112,616) by the rentable square feet of the Building 311 (377,340) and multiplying the resulting quotient by 100). With respect to the First Amendment Expansion Premises, 4.77% (the percentage calculated by dividing the rentable square feet of the First Amendment Expansion Premises (18,000) by the rentable square feet of the Building 311 (377,340) and multiplying the resulting quotient by 100). With respect to the Alzheimer's Expansion Premises, 3.18% (the percentage calculated by dividing the rentable square feet of the Alzheimer's Expansion Premises (12,000) by the rentable square feet of the Building 311 (377,340) and multiplying the resulting quotient by 100). With respect to the A&G Expansion Premises, 6.45% (the percentage calculated by dividing the rentable square feet of the A&G Expansion Premises (24,347) by the rentable square feet of the Building 311 (377,340) and multiplying the resulting quotient by 100). With respect to the Third Amendment Expansion Premises, 7.13% (the percentage calculated by dividing the rentable square feet of the Third Amendment Expansion Premises (26,897) by the rentable square feet of the Building 311 (377,340) and multiplying the resulting quotient by 100).
Initial Expense Allocation: With respect to the Existing Premises, commencing on July 1, 2006, one-twelfth of Landlord's estimate of Tenant's Operating Costs Share of the increase in Building Operating Costs for Fiscal Year 2006 over the Building Operating

Costs for the Base Cost Year. With respect to the Third Amendment Expansion Premises, commencing on July 1, 2013, one-twelfth of Landlord's estimate of Tenant's Operating Costs Share of the increase in Building Operating Costs for Fiscal Year 2014 over the Building Operating Costs for the Base Cost Year.
Base Tax Year: With respect to the Existing Premises, Fiscal Year 2005, commencing on July 1, 2004 and ending on June 30, 2005. With respect to the Third Amendment Expansion Premises, Fiscal Year 2013, commencing on July 1, 2012 and ending on June 30, 2013.
Tenant's Tax Share: With respect to the Existing Premises, the Tenant's Tax Share shall mean 17.98% (the percentage calculated by dividing the rentable square feet of the Existing Premises (133,616) by the rentable square feet of the Complex (743,176) and multiplying the resulting quotient by 100). With respect to the First Amendment Expansion Premises, the Tenant's Tax Share shall mean 2.42% (the percentage calculated by dividing the rentable square feet of the First Amendment Expansion Premises (18,000) by the rentable square feet of the Complex (743,176) and multiplying the resulting quotient by 100). With respect to the Alzheimer's Expansion Premises, the Tenant's Tax Share shall mean 1.61% (the percentage calculated by dividing the rentable square feet of the Alzheimer's Expansion Premises (12,000) by the rentable square feet of the Complex (743,176) and multiplying the resulting quotient by 100). With respect to the A&G Expansion Premises, the Tenant's Tax Share shall mean 3.28% (the percentage calculated by dividing the rentable square feet of the A&G Expansion Premises (24,347) by the rentable square feet of the Complex (743,176) and multiplying the resulting quotient by 100). With respect to the Third Amendment Expansion Premises, the Tenant's Tax Share shall mean 3.62% (the percentage calculated by dividing the rentable square feet of the Third Amendment Expansion Premises (26,897) by the rentable square feet of the Complex (743,176) and multiplying the resulting quotient by 100).
Tax Reimbursement: With respect to the Existing Premises or the Third Amendment Expansion Premises, as applicable, and with respect to each Tax Year during the Lease Term after the applicable Base Tax Year, an amount equal to Tenant's applicable Tax Share of the increase in Real Estate Taxes for such Tax Year over Real Estate Taxes for the applicable Base Tax Year.
4.    Tenant's Work. Tenant shall perform the Tenant's Work (as defined in the Third Amendment Expansion Premises Work Letter) in accordance with the terms and provisions of the Third Amendment Expansion Premises Work Letter attached hereto as Exhibit B.
5.    Option to Extend Lease Term. Article X of the Lease is hereby deleted in its entirety and the following text is substituted in place thereof:
Section 10.1    Tenant's Option to Extend. On the conditions (which conditions Landlord may in its sole discretion waive by notice to Tenant at any time) that (i) Tenant is in compliance with the terms of this Lease and no Event of Default exists, and (ii) Tenant is occupying at least 60% of the portion of the Premises demised by this Lease, in the case of each such condition, both as of the time of the exercise of the Tenant's rights in this Article 10, and as of the commencement of the applicable Extension Term, Tenant shall have the option to extend this Lease for each Extension Term with respect to each of the Original Premises, the First Amendment Expansion Premises, the Alzheimer's Expansion Premises, the A&G Expansion Premises and the Third Amendment Expansion Premises. Tenant may exercise each Extension Term with respect to the applicable portion of the Premises by giving written notice (“Extension Notice”) to Landlord at least nine months before the applicable Lease Expiration Date. Time shall be of the essence in this Article 10.
Section 10.2    Determination of Rent for the Extension Term. The Basic Rent for the first Lease Year of each Extension Term shall be equal to the greater of the following:
(i)    the amount of the Basic Rent for the last year of the preceding Lease Term with respect to the portion of the Premises for which an Extension Notice is delivered, or
(ii)    95% of the Market Rent with respect to the portion of the Premises for which an Extension Notice is delivered.
The term “Market Rent” shall mean the fair market rental value of the applicable portion of the Premises for each Lease Year of the applicable Extension Term calculated as of the commencement of the applicable Extension Term, based on the length of such applicable Extension Term, and the value of similar office space in the Complex and in the Waltham, Newton, Watertown and W. Cambridge area, and after adjustment for the then current operating expenses, additional rent, real estate taxes, and other amounts payable by Tenant, the condition of the Buildings and the Complex, and the governing provisions of this Lease. Market Rent shall be calculated on the then “as-is” condition of the applicable portion of the Premises, taking into account current market conditions relative to tenant improvement allowances, leasing commissions and other costs being paid by landlords to sign leases with renewal tenants for space similar to the applicable portion of the Premises. If Tenant extends this Lease pursuant to this Article 10, the base years for operating expenses and taxes will be the calendar and fiscal years, respectively, in which the extension takes place. The Market Rent shall be determined as follows:

(a)    Landlord shall reasonably determine Market Rent and shall set forth its determination in a notice given to Tenant within sixty days after Tenant gives the Extension Notice.
(b)    If Tenant accepts Landlord's determination, Tenant shall give Landlord a notice stating Tenant's acceptance within thirty days of receipt of Landlord's notice sent in Section 10.2(a) (an “Acceptance Notice”). If Tenant in good faith disagrees with Landlord's determination, Tenant shall within thirty days after the receipt of Landlord's notice give Landlord written notice of Tenant's disagreement with Landlord's determination, detailing Tenant's basis for disagreement. If Tenant fails to give Landlord a notice during such thirty-day period, it shall be deemed that Tenant irrevocably accepted Landlord's determination.
(c)    In the event that Tenant gives such notice of disagreement, and Landlord and Tenant do not resolve by negotiation the Market Rent within thirty days after Tenant gives said notice of disagreement, the Market Rent shall be determined by appraisal as provided below.
(d)    If Market Rent is to be determined by appraisal, then within ten days after the expiration of the thirty-day negotiation period referred to in Section 10.2(c), Landlord and Tenant shall each appoint as an appraiser a real estate appraiser experienced in appraising space similar to the Premises in the market or neighborhood area of the Premises, and give notice of such appointment to the other party. If either Landlord or Tenant shall not so appoint such an appraiser, then the appointed appraiser shall select the second appraiser within ten days after the failure of Landlord or Tenant, as the case may be, to appoint. Such two appraisers shall, within thirty days after the appointment of the latter of them to be appointed complete their determination of the Market Rent based on the standards set forth in this Section 10.2, and submit their appraisal reports simultaneously in writing to each of Landlord and Tenant. If their valuations vary by five percent or less from their arithmetic average, the Market Rent shall be the arithmetic average of the two valuations. If the valuations vary by more than five percent from their arithmetic average, the two appraisers shall, within ten days after submission of the last submitted appraisal report, appoint a third appraiser who shall be similarly qualified. If the two appraisers are unable to agree timely on the selection of the third appraiser, then either appraiser, on behalf of both, may request such appointment by the President of the Boston Bar Association. Within thirty days after the appointment of the third appraiser, the third appraiser shall determine Market Rent and give notice to Landlord and Tenant of such determination together with a copy of the appraisal report. The Market Rent shall be as determined by the third appraiser, (y) unless it is less than the valuation set forth in the lower of the first two appraisals previously obtained, in which case the valuation set forth in the lower appraisals shall be controlling, or (z) unless it is greater than the valuation set forth in the higher of the first two appraisals previously obtained, in which case the valuation set forth in the higher of the first two appraisals shall be controlling.
(e)    If the three appraisers have not established the Market Rent before the Lease Expiration Date, then the Basic Rent for the first Lease Year of the Extension Term shall be calculated under clause (i) of the first sentence of this Section 10.2, until the Market Rate is determined by the appraisers, and then the parties shall adjust for over or under-payments within ten days after notice of the decision of the appraisers finally establishing the Market Rent is given to Tenant and Landlord.
Section 10.3    Costs and Expenses. Landlord and Tenant shall each pay the fees of their respective appraisers and the fees of the third appraiser shall be paid one-half by Landlord and one-half by Tenant; provided, however, that if the Market Rent as finally determined is more than ten percent above the lower appraisal previously obtained, the fees of all appraisers shall be borne by the party appointing the appraiser responsible for the lower appraisal, and if the Market Rent as finally determined is more than ten percent below the higher appraisal previously obtained, the fees of all appraisers shall be borne by the party appointing the appraiser responsible for the higher appraisal.
Section 10.4    Continuation of Terms and Conditions. All of the terms, covenants, and agreements contained in this Lease shall continue during the applicable Extension Term, except that the Basic Rent shall be as set forth in Section 10.2.
Section 10.5    Definition. If this Lease is extended with respect to any of the Premises as provided herein, the phrase “Lease Expiration Date” with respect to such Premises shall mean the last day of the applicable Extension Term with respect to that Premises.
6.    Broker. Tenant and Landlord each warrants and represents to the other that it has not dealt with any broker other than Beal and Company, Inc. and Avison Young, New England (the “Brokers”) in connection with this Amendment. In the event of any brokerage claims against Landlord

(excluding claims made by the Brokers) or Tenant predicated on prior dealings by the other party hereto with the maker of such claims, the party alleged to have had such prior dealings shall defend, indemnify, and hold the other party harmless against all loss and expense incurred by it (including reasonable attorneys' fees). Landlord shall be responsible for any brokerage commission payable to the Brokers pursuant to a separate agreement.
7.    Ratification. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.
8.    Miscellaneous. This Amendment (i) contains the entire agreement with respect to the subject matter hereof; (ii) may not be modified or terminated, nor may any provision hereof be waived, orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors, and assigns; (iii) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts; (iv) may be executed in multiple counterparts, each of which individually shall be deemed an original and all of which together shall constitute a single original agreement; and (v) shall inure to the benefit of, and be binding upon, the parties hereto, and their successors, and assigns, subject to the provisions of the Lease regarding assignment and subletting. Any termination of the Lease shall also terminate and render void all rights of Tenant under this Amendment. Tenant's rights under this Amendment may not be severed from the Lease or separately sold, separately assigned, or separately transferred.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal effective as of the Effective Date.
PRESIDENT AND FELLOWS
OF HARVARD COLLEGE
By: /s/ Lisa Hogarty
Name: Lisa Hogarty
Title: V.P. Campus Services
By: /s/ Carolee Hill
Name: Carolee Hill
Title: Managing Director - Harvard Real Estate
ATHENAHEALTH, INC.
By: /s/ Timothy M. Adams
Name: Timothy M. Adams
Title: Chief Financial Officer

26,897 RSF

EXHIBIT A

TITLE

SCALE 1/16"=1'-0" | PROJECT NO. 2K244
DATE 11/27/00 | DRWN FLZ CHKD BSV

NO.	DATE	REVISION
1	12/20/00	ADDENDUM NO.1

PROJECT

1ST. FLOOR
311 ARSENAL BUILDING
WATERTOWN, MA

VISNICK & CAULFIELD
ASSOCIATES, INC

DRAWING NO.
A-1

EXHIBIT B
THIRD AMENDMENT EXPANSION PREMISES WORK LETTER
LANDLORD:    President and Fellows of Harvard College

TENANT:	athenahealth, Inc.

1.    Definitions.  Capitalized terms used in this Exhibit and not otherwise defined shall have the meanings set forth in the Lease dated as of November 8, 2004, as amended by the First Amendment to Lease dated as of May 16, 2011, as amended by the Second Amendment to Lease dated as of November 7, 2011, as amended by the Third Amendment to Lease to which this Third Amendment Expansion Premises Work Letter is attached. The following capitalized terms shall have the meanings set forth below:

Architect: A licensed architect to be approved by Landlord, such approval not to be unreasonably withheld or delayed.
Building Permit: A building permit issued by the Town of Watertown on the basis of Tenant's Plans.
Certificate of Occupancy: A certificate of occupancy (temporary or permanent) for the Third Amendment Expansion Premises issued by the Town of Watertown.
Construction Guidelines: The architectural, engineering, and construction guidelines for the Complex attached hereto as Schedule B.
Construction Budget: A written budget for the Tenant's Work that contains a detailed line by line breakdown of all hard and soft costs (limited to the Construction Contract, architectural, engineering fees, and all requisite consulting fees, construction manager's expenses, permit fees, payment, performance, and lien bond premiums, material testing, equipment start-up and building commissioning costs, utility company billings, and all other costs needed to construct the Tenant's Work).
Design/Development Plans:  A set of design/development progress plans prepared by the Architect for the Tenant's Work.
Engineers: Collectively, all acoustical, structural, heating, ventilation, air conditioning, plumbing, fire protection, civil and electrical engineers licensed in The Commonwealth of Massachusetts retained by Tenant, Architect or General Contractor to design, supervise or perform the Tenant's Work. All Engineers shall be approved by Landlord, such approval not to be unreasonably withheld or delayed.
Final Construction Plans:  A full set of final construction plans for the Tenant's Work prepared by the Architect and identified in the Landlord Approval Letter.
General Contractor: A licensed general contractor to be approved by Landlord, such approval not to be unreasonably withheld or delayed.

Landlord Approval Letter:  A letter agreement between Landlord and Tenant approving the Final Construction Plans in the form attached hereto as Schedule A.
Landlord's Contribution:  An allowance of up to a maximum amount of $537,940.00 that Landlord shall provide to Tenant for reimbursement of costs in connection with the Tenant's Work, subject to the terms and conditions set forth in Section 4 below.
Lien Wavers: Partial lien waivers and subordinations of lien from all vendors, contractors and sub-contractors supplying labor or materials in connection with Tenant's Work, as specified in M.G.L. Chapter 254, Section 32.
Outside Work Completion Date:    December 1, 2012.
Payment Conditions: See Section 4.3.
Third Amendment Expansion Premises: A portion of the first floor of Building 311 containing approximately 26,897 rentable square feet of space, as more particularly described in Exhibit A to the Third Amendment to Lease.
Substantial Completion Certificate:  A certificate signed by the Architect on an AIA form stating that the Tenant's Work has been substantially completed in accordance with the Final Construction Plans, with the exception of minor items of incomplete work and so-called “punchlist” items.
Substantial Completion Date:  The later of the (i) the date that Tenant delivers the Substantial Completion Certificate to Landlord; or (ii) the date the Certificate of Occupancy is issued.
Tenant's Permitted Expenses:  See Section 4.1.
Tenant's Plans:  The Design/Development Plans and the Final Construction Plans. The term “Tenant's Plans” shall also include any revisions to those plans approved by Landlord in accordance with Section 2.1 below.
Tenant's Work:  The leasehold improvement work necessary to prepare the Third Amendment Expansion Premises for occupancy by Tenant, and described in Tenant's Plans.
2.    Tenant's Plans. Tenant will submit to Landlord for Landlord's written approval by no later than 15 days after the Third Amendment Expansion Premises Commencement Date, a set of Design/Development Plans. Tenant shall submit to Landlord for Landlord's written approval, the Final Construction Plans by no later than 20 days after the date of Landlord's approval of the Design/Development Plans. Landlord shall either approve or disapprove of such Design/Development Plans and such Final Construction Plans, respectively, within 10 Business Days of Landlord's receipt of such plans, and, in the event of any disapproval of such plans, Landlord will provide Tenant with a summary of the material reasons for disapproval, and a detailed description of the changes that will be required before Landlord will reconsider approving the same. If necessary, Tenant shall promptly cause such the Design/Development Plans or the Final Construction Plans to be modified to address with Landlord's reasonable

2

requests. Landlord's approval of the Final Construction Plans shall not be unreasonably withheld, or delayed, provided that they are consistent with the Construction Guidelines (to the extent they are applicable to the Building) and the Design Development Plans approved by Landlord. At such time as the Final Construction Plans are completed and approved by Landlord, Landlord and Tenant shall each execute and deliver a Landlord Approval Letter, reciting such approval and definitively identifying the Final Construction Plans so approved, and a copy of such letter shall be appended to each counterpart of the Lease. Each Landlord Approval Letter shall also list any elements of the Tenant's Work that Tenant shall remove at the end of the Lease Term in accordance with Section 5.1.4. of the Lease. After execution of a Landlord Approval Letter, any material changes to the Tenant's Plans shall require Landlord's prior written approval, such approval to follow the procedure outlined in this Section above. Upon issuance of the Landlord Approval Letter, Tenant shall promptly obtain the Building Permit.

Any approval granted by Landlord under this Section 2 shall be granted solely for the benefit of Landlord, and neither Tenant nor any third party shall have the right to rely upon Landlord's approval of any of the Tenant's Plans for any other purpose whatsoever. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of Tenant's Work (including, without limitation, the compliance of the Tenant's Work and Tenant's Plans with Legal Requirements, functionality of design, the structural integrity of the design, the configuration and demising of the Third Amendment Expansion Premises, and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of the Tenant's Plans shall in no event relieve Tenant of the responsibility therefor.

3.    Tenant's Work.

3.1    Commencement of Tenant's Work.  Tenant shall not commence construction of the Tenant's Work until (i) the Building Permit is issued, and a copy provided to Landlord; and (ii) Tenant has delivered to Landlord certificates of insurance evidencing that the General Contractor is carrying all coverages required to be carried by contractors employed by Tenant under the Lease.

3.2    Performance and Quality of the Tenant's Work. Except for Landlord's Contribution, all of Tenant's Work shall be performed by Tenant at Tenant's sole cost and expense. All construction work conducted in connection with the Tenant's Work shall be done in a good and workmanlike manner with new, first-class materials, in a lien-free manner, in accordance with the Final Construction Plans, and in compliance with all Legal Requirements, the Construction Guidelines (to the extent they are applicable to the Building), and all requirements of public authorities and insurance bodies related to, or arising out of the performance of, such construction work. Tenant shall diligently pursue construction of Tenant's Work. Landlord shall have the right to inspect such construction work at any time, provided that Landlord shall use reasonable efforts to give Tenant reasonable prior notice of any such inspections.

3.3    Completion of the Tenant's Work/Default.   Tenant shall cause the Substantial Completion Certificate to be issued to Landlord on or before the Outside Work Completion Date. Tenant shall obtain the Certificate of Occupancy at the earliest date possible following completion of the Tenant's Work, and shall then occupy the Third Amendment Expansion Premises for the conduct of the Permitted Use within 15 days of the Substantial Completion Date. Any (i) failure by Tenant to cause the Tenant's Work to be substantially completed by the

3

Outside Work Completion Date, or (ii) breach of any other of the terms and conditions of this Work Letter that is not cured within 10 days after written notice to Tenant thereof, shall in each case be deemed to constitute an Event of Default under the Lease entitling Landlord to exercise Landlord's remedies under the Lease, including the right to draw down on the Letter of Credit to cure any such Event of Default, and the rights set forth in Section 4.5 below. Upon Landlord's written request to Tenant, such request to be delivered no earlier than 30 days after the Substantial Completion Date, Tenant shall, at Tenant's sole expense, promptly deliver to Landlord complete sets of as-built plans for the Tenant Work prepared by the Architect. Such plans shall be in so-called “computer assisted design” or “CAD” format if requested by Landlord.

4.    Landlord's Contribution.

4.1 Permitted Expenses. As an inducement to Tenant's entering into the Third Amendment to Lease, and subject to the terms and conditions set forth in this Work Letter, Landlord shall provide to Tenant Landlord's Contribution. Landlord's Contribution shall be used by Tenant to reimburse Tenant for the following costs paid or incurred by Tenant in connection with Tenant's Work: building permit, general construction costs; data/telecommunications cabling and related equipment costs; architectural and engineering services, including space plans, as-built plans, and mechanical, electrical and plumbing work; construction management fees; and relocation expenses (collectively, “Tenant's Permitted Expenses”).

4.2 Periodic Payments. Upon commencement of the construction of the Tenant's Work, Tenant shall have the right to obtain periodic payments (but not more than once a month) for the Tenant's Work performed and Tenant's Permitted Expenses incurred of up to 75% of the Landlord's Contribution (collectively, the “Periodic Payments”) by submitting to Landlord (i) a statement (hereinafter “Tenant's Statement”), including requisitions from Tenant's contractors with retainage of not less than 10% of the amount of such requisition, third party invoices, and other documentation reasonably requested by Landlord showing in reasonable detail the cost of all such Tenant's Permitted Expenses and (ii) Lien Waivers with respect to work set forth on Tenant's Statement. For the Periodic Payments, Landlord shall pay to Tenant within 30 days of Landlord's receipt of Tenant's Statement, the lesser of (i) Tenant's Permitted Expenses as detailed on Tenant's Statement, or (ii) 75% of the Landlord's Contribution minus amounts previously paid to Tenant.

4.3 Final Payment. Tenant shall have the right to obtain payment of the unpaid balance of the Landlord's Contribution at any time after the Final Payment Conditions are satisfied but prior to the date that is 90 days after the issuance of the permanent Certificate of Occupancy (the “Final Payment”), by submitting to Landlord (x) Tenant's Statement in accordance with Section 4.2 above; and (y) final Lien Waivers, conditioned only upon payment of the final amount listed on the Lien Waiver, relating to items, services and work performed in connection with all phases and portions of the Tenant's Work. The “Final Payment Conditions” shall mean (i) Landlord has received the Substantial Completion Certificate, and a copy of the final Certificate of Occupancy; and (ii) Tenant is occupying the Third Amendment Expansion Premises for the Permitted Use. For the Final Payment, Landlord shall pay to Tenant within 30 days of the date of Landlord's receipt of the applicable Tenant's Statement and the applicable Lien Waivers in compliance with the terms of this Section 4, the lesser of (i) an amount equal to Tenant's Permitted Expenses as detailed on the applicable Tenant's Statement, or (ii) an amount equal to the unpaid balance of the Landlord's Contribution.

4

4.4 Additional Conditions. Landlord shall have the right, at Tenant's expense, upon reasonable advance notice to Tenant, to inspect Tenant's books and records relating to Tenant's Statement in order to verify the amount thereof. Notwithstanding anything to the contrary contained in the Lease: (i) Landlord shall have no obligation to pay any portion of Landlord's Contribution requested under any Tenant's Statement that is submitted to Landlord after the Outside Work Completion Date; (ii) Landlord's obligation to pay any portion of Landlord's Contribution shall be conditioned upon Tenant being in compliance with the terms of this Lease, and there existing no Event of Default under the Lease at the time that Landlord would be required to make such payment; and (iii) Landlord shall have no obligation to advance any funds or pay any amounts on account of the Tenant's Work in excess of Landlord's Contribution.

4.5 Landlord's Contribution/Event of Default. If an Event of Default occurs (i) Landlord's obligation to provide Landlord's Contribution shall, at Landlord's option, be deemed void as of the date of the occurrence of such Event of Default, and (ii) if Landlord exercises it right to terminate this Lease in accordance with the provisions of Section 6.1.1 of the Lease, Landlord can recover from Tenant, in addition to the other amounts set forth in Section 6, the unamortized balance of Landlord's Contribution paid to Tenant (calculated on a level direct reduction basis over the Initial Lease Term). The provisions of this Section 4.5 shall be in addition to all other rights and remedies of Landlord in the event of a default of Tenant under the Lease. Tenant shall not be entitled to any credit or reduction in the amount recoverable by Landlord pursuant to this Section 4.5 based upon amounts collected by Landlord from reletting the Third Amendment Expansion Premises after an Event of Default.

5.    Notice. Any notice required or permitted to be given pursuant to the provisions of this Work Letter shall be given in accordance with the provisions set forth in the Lease.

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SCHEDULE A
Landlord Approval Letter
, 2012
athenahealth, Inc.
300 North Beacon Street
Watertown, Massachusetts 02472

Re:    311 Arsenal Street, The Arsenal on the Charles
Watertown, Massachusetts

Ladies and Gentlemen:

Reference is made to that certain Lease, dated as of November 8, 2004, between President and Fellows of Harvard College, as Landlord, and athenahealth, Inc., as Tenant, as amended by a First Amendment to Lease dated as of May 16, 2011, as further amended by a Second Amendment to Lease (the “Amendment”) dated as of November 7, 2011, as further amended by a Third Amendment to Lease dated as of August __, 2012 (as so amended, the “Lease”). In accordance with Section 2.2 of the Third Amendment Expansion Premises Work Letter attached to the Amendment, this is to confirm that the Final Construction Plans referred to in such Work Letter are those drawings prepared by [____________] and described as follows:
DATE            TITLE            #PAGES

Landlord confirms that it has approved the Final Construction Plans.

The following elements of Tenant's Work shall be removed by Tenant at the expiration of the Lease Term in accordance with Section 5.1.4 of the Lease, unless Landlord elects otherwise as set forth in Section 5.1.4:

[LIST ALL ELEMENTS TO BE REMOVED]

If the foregoing is in accordance with your understanding, would you kindly execute this letter in the space provided below and return the same to us, whereupon it will become a binding agreement between us.

Very truly yours,

PRESIDENT AND FELLOWS
OF HARVARD COLLEGE
By:
Accepted and Agreed:
ATHENAHEALTH, INC.

By:
Name:
Title:

SCHEDULE B
Construction Guidelines

CONSTRUCTION GUIDELINES
311 ARSENAL STREET
BUILDING #311
WATERTOWN, MA, 02472
Beal.  |  3 Kingsbury Avenue  |  Watertown, MA 02472  |  p: 617-923-4500  |  f: 617-923-4501  |  www.taotc.com

	TABLE OF CONTENTS
I.	INTRODUCTION	1

II.	PRE-CONSTRUCTION	2

A.	PLANS	2
B.	PERMITS	2
C.	INSURANCE	3
D.	APPROVED CONTRACTORS AND SUBCONTRACTORS	3
E.	CONSTRUCTION SCHEDULE	3

III.	CONSTRUCTION PERIOD	3

A.	SUPERVISION	3
B.	SECURITY	4
C.	FIRE SAFETY	4
D.	CLEANING/BUILDING PROTECTION	4
E.	NOISE AND VIBRATIONS	5
F.	TELEPHONE AND ELECTRICAL ROOMS	5
G.	ELEVATORS	6
H.	DEMOLITION AND CONSTRUCTION DEBRIS	6
I.	STORAGE	7
J.	INSPECTION	7

IV.	MECHANICAL/DESIGN SPECIFICATIONS	7

A.	HVAC	7
B.	ELECTRICAL INSTALLATIONS	8
C.	PLUMBING	9
D.	FIRE ALARM SYSTEM	9
E.	TELEPHONE HOOKUPS	10
F.	WALLS	10
G.	ENTRY WAY DOORS AND HARDWARE, ETC.	10
H.	WINDOWS/SOLAR SCREENS	10
I.	FIREPROOFING	10
J.	SPRINKLERS	11
K.	ROOFING	11

APPENDIX A : CERTIFICATE OF INSURANCE		12

APPENDIX B : ELEVATOR INFORMATION		13

APPENDIX C : FIREPROOFING REQUIRMENTS		14

APPENDIX D : SUBMITTAL OF DRAWINGS		15

APPENDIX E : RULES AND REGULATIONS		17

APPENDIX F : ARCHITECTURAL AND ENGINEERING GUIDELINES		20

The Arsenal on the Charles
3 Kingsbury Avenue, Watertown, MA 02472
TEL: 617-923-4500 ž FAX: 617-923-4501 ž www.TAOTC.com

I.	INTRODUCTION
The Arsenal on the Charles staff looks forward to working with the Tenant and Contractor as fellow members of your “Project Team.” We want to ensure that the construction is completed smoothly and results in maximum tenant satisfaction.
All construction at The Arsenal On The Charles must be done in compliance with the Building’s Standard Specifications as well as Landlord requirements as detailed in this text. All work must be performed in compliance with all applicable Federal, State and Local Laws, Regulations, Building Codes and Zoning Ordinances. In the event of a conflict, current Laws and Regulations supersede these Specifications.
Approval must be received IN WRITING from the Beal Company Management Office prior to the commencement of any Tenant alteration/construction work.

CONTRACTOR	BUILDING OWNER
Project Manager	Primary Contact
Phone	Phone
Fax	Fax
Cell	Cell
Email	Email
Pager	Pager
Project Supervisor	Secondary Contact
Phone	Phone
Fax	Fax
Cell	Cell
Email	Email
Pager	Pager

II.	PRE-CONSTRUCTION
A pre-construction meeting must be held with the Tenant, Architect, Engineer Consultant, General Contractor, (“Contractor”) and Landlord’s Agent. The term “Contractor” for the purposes of this manual shall include all sub-contractors, lower tiered sub-contractors and or vendors as may be applicable. As the project progresses, correspondence and questions should be addressed to:
Beal & Co., Inc. (Landlord’s Agent)
Attn.: Property Manager
3 Kingsbury Avenue, Watertown, MA 02472
The Tenant must designate a representative (Tenant Representative) must inform Beal Company Management in writing of the individual’s name. The Tenant’s Representative must be able to make decisions on behalf of Tenant regarding clarification of documents and must be authorized to accept financial responsibility on the Tenant’s behalf.

A.Plans & CAD Files

1.
The Tenant shall submit preliminary construction drawings of the proposed work to the Management Office for approval. These plans will be reviewed by the Building Staff for safety, impact on neighboring Tenants, and consistency with the Building’s operational strategies.

2.
All plans shall be dated and shall identify the Architect’s name, address and telephone number, Tenant’s name. All submissions to be on sheets 30” x 42” or 24” x 36”, drawn to a minimum scale of 1/8”. Tenant should maintain a file of copies of all transmissions to the Management Office.

3.
Prior to any construction, three (3) sets of wet-stamped drawings must be signed as “approved” by the Management Office, Chief Engineer, and Tenant Representative. This indicates agreement on the plans to be used for construction.

4.	At the completion of the project, AUTOCAD format must be submitted to the Beal Management office.

5.	Please refer to Appendix D for a detailed discussion regarding Submittal of Drawings.
B.Permits

1.
Have all required permits posted and submit a copy to the Beal & Company management office prior to proceeding with work. No work shall begin until permits have been received by the Beal Management Office.

2.
Tenant shall be responsible for payment of all filing fees and for all controlled inspections, permits, and all other code mandated testing/inspections which shall be performed by the Locality, Building Code consultant or Building’s independent consultants, if applicable.

C.	Insurance

1.
A Certificate of Insurance must be delivered to the Beal Management office before proceeding with work. Also the following names as the additionally insured: President and Fellows of Harvard College. Specifications for Certificates of Insurance, Certificates are in Appendix A.

D.	Contractors and Subcontractors

1.	All work shall be performed by a licensed Contractor. All contractors and sub-contractors are subject to the approval of the Management Office.

2.	A complete list of contractors, subcontractors and tenant representatives involved with the project should be submitted to the Beal Management Office.

3.	Tenant and Contractor shall make every effort to avoid labor disputes and shall indemnify the Landlord and Landlord’s Agent against any such disputes.

4.
The Contractor and all his sub-contractors shall furnish labor that will work in harmony with all other elements of labor employed or to be employed in the work and on the premises whether labor is employed by Contractor or its sub-contractors, Landlord, Landlord’s tenants or any separate contractors and that all construction and/or alterations will be performed in such a manner as to avoid materially interfering with Landlord’s and its tenants’ operation of the premises. Contractor shall stop construction or other activity immediately upon notification by Management Office that continuing such construction or activity would or is creating interference.

E.	Construction Schedule

1.
A copy of the construction schedule indicating the proposed start and completion dates and proposed hours of construction should be delivered to the Beal Management Office. Prior to and during the construction phase, Contractor shall provide weekly work schedules detailing daily work hours. Regular building business hours are from 8:00 a.m. to 5:00 p.m. (Monday — Friday). It will be the responsibility of the Contractor to notify the Beal Management Office if the schedule changes. The construction schedule should be based on the work to be performed as indicated on the Tenant’s Approved Construction Documents.

III.	CONSTRUCTION PERIOD
A.Supervision

1.
A foreman in the employment of the Contractor is required to be on the job site at all times when any work is in progress. The foreman shall make himself known to the Beal Management Office, and introduce any replacement, be they temporary or permanent.

2.	All after-hours work by Contractors must be scheduled 24 hours in advance with the Beal Management Office.

B.	Security

1.	Tenant shall contact the Beal Management Office to obtain temporary Building Access Cards for use by the contractor.

2.	Beal Management Office must have access to work areas at all times.

C.	Fire Safety

1.
All necessary fire protection (i.e. fire extinguishers and sand buckets) must be in place throughout the construction process. These fire protection requirements shall be provided by the Contractor at Tenant’s expense, and as directed by the Beal Management Office, and as required by local code.

2.	Properly equipped and trained fire watch personnel shall be posted whenever any type of welding, cutting or burning is taking place, and as required by Federal, State or Local codes.

3.
Specific approval must be obtained from the Beal Management Office any time work may produce smoke, heat, flame, or heavy dust, or at any time when work could potentially cause damage to sprinkler pipes or heads. This includes use of acetylene torches and demolition. This written approval is required in order to coordinate the proper deactivating and reactivating of the appropriate portions of the Building’s sprinkler and Fire Alarm System. The deactivating and reactivating shall only be done by Building personnel. Contractor shall request approval from the Beal Management Office in writing at least 24 hours prior to such work.

4.
Beal Management Office must be notified of all and any hazardous or flammable materials being utilized accompanied with the proper MSDS sheets. All flammable materials (thinners, adhesives, oily rags, gasoline, etc.) must be stored in an approved NFPA (Code 30) fire cabinet at the end of each workday. Cabinets are to be provided by the Contractor. Acetylene oxygen and propane tanks must be removed from the premises at the end of each workday.

5.	Any additional reasonable fire protection requested by the Beal Management Office shall be provided by the Contractor.

6.
The Contractor will protect the Public, Tenant, and Building property by installing all necessary signs, dust protection and all other safety measures required for this work. These reasonable requirements shall include, but not be limited to, ensuring the core Class E system (pull stations and common-area smoke detectors) remain in full operation throughout construction.

D.	Cleaning/Building Protection

1.
In order to minimize any adverse impact on tenanted areas in the Building that may be affected by demolition or construction, dust or dirt shall be cleaned by the Contractor’s labor to the satisfaction of the Beal Management Office. Such spaces include floors, walls and ceilings of multi-tenant corridors, and elevator lobbies and cabs. Cleanup work is the full responsibility of the Contractor.

2.	Dust, which accumulates from work done during normal business hours, shall be cleaned continuously, and that which results from after-hours work shall be cleaned after work is completed.

3.
If no work is planned for the following morning, additional follow-up cleaning of public areas is required no later than 8:00 a.m. the following day to clean dust which may have settled during the night. This requirement includes weekends.

4.
The floors must be kept in broom clean condition. The job site is to be maintained in a clean condition. Trash shall be removed at the end of each day and should be carted away from the Building by Contractor at Tenant’s expense. Debris is not to be left in piles in the Tenant space/work area, public areas such as corridors or freight lobbies, or in the main freight corridor. Containers must be promptly returned to the work area and not left in common areas. Debris, containers, incoming material, tools and the like may not be stored anywhere outside the work area.

5.
Damage to elevator or common areas will be charged directly to the contractor. Protect floors and walls with poly sheets or plywood on the floor. Protection of walls, floors, elevators, ceilings, doors, etc. is the contractor responsibility. Any damages will be the contractor’s responsibility for repairs.

6.
The Contractor is to use rubber wheeled carts in removing debris and trash from Tenant’s space. Under no circumstances shall metal-wheeled carts be allowed. All doors are to be protected with paper and cardboard.

7.	Any damage done to the corridors must be repaired by Contractor at the Tenant’s expense upon completion of the project. Corridor specifications can be obtained from the Management Office.

8.
Appropriate precautions must be taken by Contractor to protect filters on the A/C units from clogging when construction dust is heavy. Contractors should notify the Management Office in advance when such construction activities seem likely. As determined by the Chief Engineer, filters will be replaced at the Tenant’s expense.

9.	Restrooms shall not be used for cleaning of construction or painting tools or equipment. Contractor will be back charged for an extra cleaning.

10.	Cutting or trenching of the floor slab is prohibited without prior written consent. Coring is allowed ONLY with advance permission.

11.	Any practices that are odor-causing or particulate-generating are prohibited during business hours.

12.	All materials, tools and debris are required to enter and leave the building by the loading dock ONLY. Use of the front entrance doors is strictly prohibited.

E.	Noise and Vibrations

1.	Consideration must be given to minimizing inconvenience to other tenants adjacent to the area under construction concerning noise, dust and orders.

2.	Any construction work causing excessive noise and/or vibrations, such as coring, column chipping, setting of anchors, etc. shall not be performed during normal business hours.

3.	Any work that disrupts nearby Tenants must cease immediately upon request of the Management Office and rescheduled for completion on an after-hours basis.

F.	Telephone and Electrical Rooms
The following rules shall apply to anyone other than building personnel wanting access to telephone or electric rooms for tenant work:

1.
A key must be signed out at the security desk by the person/company performing the work. This sign-out shall require the person’s name, company name, name of the tenant which the work is being performed for and the technicians’ manager’s name and phone number.

2.
Keys may be signed out between the hours of 7:00 a.m. to 5:00 p.m., Monday through Friday. All keys must be returned no later than 5:00 p.m. Work outside of these hours will need to be scheduled no less than forty-eight hours in advance.

3.	No key may leave the premises. Any time the working Contractor leaves the floor of work, the room(s) is to be secured.

4.
The Contractor(s) performing the work shall be held liable for keeping the area clean. No parts or equipment are to be stored in these rooms. Rooms are to be cleaned before the Contractor leaves for the day. No building equipment will be used by the Contractor for the task of cleaning these rooms.

G.	Elevators

1.	Construction and demolition materials move must be scheduled between 6:00 a.m. and 8:00 a.m. or after 6:00 p.m. weekdays, or on weekends, unless otherwise approved by Beal Management.

2.	The Beal Management Office requires 24 hours notice for the use of an elevator for extended deliveries or the moving of large piece of equipment.

3.	Beal Management Office must be given 24 hours prior notice for a weekday and notice by noon on Thursday for a weekend reservation of an elevator.

4.	The Contractor must clean the elevator and all areas affected by the work after each use.

5.
Elevator use during normal business hours is for routine deliveries only. No exclusive use of these elevators can be granted during this time. Arrangements for after-hours elevator service should be made with the Management Office.

H.	Demolition and Construction Debris

1.
All demolition, debris removal, and transporting of large quantities of construction materials must be done before or after regular Building business hours. Arrangements for after-hours freight elevator service should be made with the Beal Management Office at least 24 hours in advance, or on Thursday for weekend work.

2.	All construction debris must be removed from the Building within twenty-four hours.

3.	All dumpsters are to be placed either at the West or East ends of the building only, or in an area designated by Beal Management, and covered at the end of each day.

4.	No construction debris or materials are to be stored or transported through the main lobby/lobbies at any time.

I.	Storage

1.
Contractors are not to store any equipment in building attic stock, electrical closets, phone closets, mechanical rooms, or freight halls. Storage must be coordinated with either the Beal Management Office or the General Contractor and shall in most cases be confined to the construction site.

2.	Anything uncrated at the loading dock, must be removed at the end of the day. The loading dock must be kept clean and contractor will be billed for removal of crates, etc.

J.	Inspection

1.	Landlord and/or Beal Management Office has the right to inspect construction operations at any time.

IV.	MECHANICAL/DESIGN SPECIFICATIONS

General
The following items, addressed in the paragraphs below, are among those that must conform to the Building Standard Specifications.

•	HVAC systems

•	Electrical installations

•	Fire alarm

•	Plumbing

•	Telephone hookups

•	Walls

•	Entryway doors, hardware and locks, electric strike,

•	Signage

•	Windows, solar screens

•	Fireproofing

•	Security & card access systems
Shutdown
No shutdown of water, electric, drainage, sprinkler, or HVAC, other than designated working areas, is to be preformed without notice and approval of the building maintenance. A minimum of forty-eight (48) hours notice must be prearranged with the Beal & Company management office. This work may be required to be preformed on an overtime basis.

A.	HVAC

NOTE:
Whether or not any mechanical work is part of the project, the tenant/contractor shall be responsible for any change in the mechanical HVAC delivery system resulting from any alteration of the space configuration. This shall include: insulating of supply ductwork, relocation of sensors, thermostats, ducts or diffusers, calibration of any temperature controls and air balancing.

1.	The standard air distribution system is provided by HVAC units. This system is operated and controlled by computer settings via Johnson Controls Software.

2.	Any unused ductwork in tenant’s premises shall be removed. Prior to removal, Building Management must be notified.

3.
HVAC equipment is not to be installed over any wall. Walls are not to be built under any VAV box. If a VAV box is to be installed above a drywall ceiling, access panel must be of sufficient size to allow removal of the motor unit if necessary.

4.	All systems must be restored to good working order and tested by Contractor, at its expense (to include thermostats and modulating controls).

5.	Air Balancing tests on new or modified ductwork are to be conducted by Landlord’s contractor only at the expense of the Contractor. A report is to be provided to Beal Management.

6.
The only authorized HVAC Control Contractor that may work in the building is Johnson Controls. No other HVAC Control contractor may be used. In addition, only Johnson Controls may update any changes to the HVAC Control System on the Johnson Controls computer. All costs incurred by Johnson Controls are at the sole expense of the contractor.

B.	Electrical Installations

1.	Wiring within all closets, or any exposed interior area shall be in EMT from any enclosure to a minimum of 6” above ceiling.

2.	The use of E.M.T or M.C. cable is acceptable. No other wiring methods are acceptable without written consent by Landlord.

3.	All lighting fixtures must be energy efficient. Approved plans indicating these fixtures must be submitted to the Beal Management Office prior to ordering the fixtures.

4.	No back-to-back electrical outlets are allowed in adjacent offices. A minimum of one foot of space between electrical outlets is required.

5.	No sub-panels or piggyback panels are allowed in Building electric closets.

6.	Temporary lights must be provided at all elevator lobbies, fire exits, and equipment rooms on a 24- hour basis. All temporary lights and wiring must be removed at the completion of the project.

7.	All power, including existing, must be routed back to the tenant electrical closet, as applicable, and any penetration into the electrical closet must be fire-stopped.

8.
All unused electrical wiring/conduit/cabling (including telephone) within tenant’s premises shall be removed back to the source of connection. Prior to removal, the building management must be notified in order to approve the extent of removal and to coordinate the disconnection of related electrical work. This work is to be made part of demolition work.

9.	Tenant electrical panels, if applicable, are required to be in the Tenant space outside of the Building electrical closets.

10.	All panels must be labeled.

11.
The electrician is responsible for final inspection and sign-off by the Electrical Inspector regardless of length of time it takes to schedule inspection date. It is the responsibility of the electrical contractor to ensure that an inspection is done. This shall include any Fire Alarm System work performed.

12.	Light fixtures are to be secured to structure by jack chain only. No tie wires of any kind shall be allowed.

13.	No shared neutrals or multi-wire branch circuits shall be allowed on any new or retrofit work.

14.	Cutting or trenching of the floor slab is prohibited. Coring is allowed ONLY with Owner’s permission in advance.

C.	Plumbing

1.	Access doors must be installed at every wet column for accessibility to the valves.

2.
All piping to be abandoned as a result of Tenant’s Improvements within Tenant’s premises shall be removed back to the source of connection by Tenant at Tenant’s expense. Prior to removal, Building Management must be notified in order to approve the extent of removal and to coordinate the disconnection of related plumbing work. This work is to be made part of demolition work.

3.	Any new installation or replacement of a tenant hot water heater shall require that an automatic leak detector and water shutoff be included as an integral part of the hot water installation.

D.	Fire Alarm System
The Contractor or Electrician shall furnish electrical drawings to Management Office prior to the commencement of construction. These drawings shall include Fire Alarm System (which should be a separate drawing), Riser Diagram and Sequence of Events. The Contractor is responsible for coordinating all work with Management Office. The Building’s Fire Panel contractor, Siemen’s, shall make the final tie-in of all fire devices to the panel on the respective floor(s) at the Contractor’s expense. It is the responsibility of the Contractor to ensure that any devices installed be Building Standard and further, that any strobes/horns moved remain on the same circuit to ensure that the system remains in sync. In the event that the moving of horns/strobes causes the system to be out of sync, it will be the responsibility of the Contractor, as its sole expense, to correct the problem.
A work permit must be obtained prior to any work on the fire alarm system from the Town of Watertown. The engineer who designed the mechanical systems shall sign and seal the riser plan and certify, in writing, the completed system to the Town of Watertown prior to the final sign off of the work permit and/or issuance of the Certificate of Occupancy. Also, the electrical contractor shall complete an A433R Form which certifies the correct installation of the fire alarm devices. The signed and sealed plan and A433R Form must be given to the Beal Management Office to complete the fire alarm filing and sign-off.
NOTE: The building is equipped with beam detectors in all atrium spaces that will activate the fire alarm system when crossed.
Any fire alarm testing should be scheduled for off-hours. Fire alarm must be disconnected during the following;
A.) For all sprinkler work.
B.) For all welding, exothermic or work requiring a torch.
C.) Whenever dust will be generated in the vicinity of a smoke detector.
D.) Any work on the fire alarm panel or device powered by the fire alarm panel.
E.) The day prior to any final inspection, that included fire alarm work, as well as the day of the final inspection that involves the Watertown fire department.

E.	Telephone Hookups

1.
All telephone and data cables are to be made of approved fire resistant wire (such as Teflon coated), or concealed in EMT when running through a return air plenum in a manner acceptable to the Town of Watertown. No Tenant Equipment is allowed in Building Mechanical Equipment Rooms or telephone closets. Tenant Equipment is allowed only in the Tenant’s space, Permits are required for all wiring, including data and telephone.

F.	Walls

1.
Office partition studs must extend to the underside of the slab above. All demising partitions and corridor walls must be extended completely; drywall and studs must extend to the underside of the slab above, per Town of Watertown codes.

G.	Entry Way Doors, Hardware, etc.

1.	Entry Way Doors — All Tenant Entry Doors on the public corridors of multi-tenant floors are to:

•	Match existing doors of other tenants on the respective floors

•	Any deviation from building standard must be approved in writing by Beal Management Office.

2.
Hardware and Locks — Contractors shall utilize locksmith approved by the Landlord. Tenant shall be responsible for keys used within their space in conjunction with the building master keying system. All locks for entrances, closets, exits, labs, computer rooms and offices must also be in conjunction with the building master keying system.

3.	Electric Strike — All electrical strikes must be tied in to the Building’s Fire Alarm System by the Building’s Fire Alarm System Contractor. All strikes must fail safe on fire alarm.

4.
Signage — Building Standard Signage (frame, size and color) must be used. The sign graphics, if applicable, must be submitted to the Management Office four (4) weeks prior to the Tenant’s move- in date or date when signage is needed, whichever is earlier, for approval.

H.	Windows/Solar Screens

1.
Blinds and shades are only permitted on the perimeter exterior walls of the building. This means only windows that are facing the outside. The specific types used in the building is ThermoViel (dense basket weave).

I.	Fireproofing

1.
Fireproofing must comply with all Federal, State and Local building codes. In the event any structural steel is exposed as a result of construction, thorough fireproofing shall be required as part of Contractor’s scope of work.

J.	Sprinklers

1.
Contractor shall provide three (3) spare sprinkler heads to the Beal Management Office. All sprinkler work will require a Fire Alarm System shutdown before draining. As soon as system is drained, Building’s Sprinkler Contractor will put the building back on line except for the working zones. At the end of the day, Building’s Sprinkler Contractor will refill the system and reset the Fire Alarm Panel, no later than 5:00 pm.

2.
It is the Sprinkler Contractor’s responsibility to secure the fire pump when refilling the system. No drain-down of the system or refill of the system shall take place unless the Building’s Sprinkler Contractor is physically present on-site.

K.	Roofing

1.	Beal Management Office is to be notified when access is required on the roof.

2.	All roof penetrations must get approval by Beal Management and must conform to warranty requirements (Firestone Roofing System).

APPENDIX A
CERTIFICATE OF INSURANCE REQUIREMENTS

I.
The Contractor shall furnish to the Owner a Certificate(s) of Insurance providing the following minimum insurance coverage. Original Certificate(s) of Insurance must be provided before any contractor commences contract duties or contract duties will not be allowed to commence:

a.
Commercial General Liability: Combined single limit — $2,000,000 per occurrence and annual aggregate per location. Such insurance shall be broad form and include, but not be limited to, contractual liability, independent contractor’s liability, products and completed operations liability, and personal injury liability. A combination of primary and excess policies may be utilized. Policies shall be primary and noncontributory.

b.	Worker’s Compensation — Statutory Limits of the Commonwealth of Massachusetts.

c.	Employer’s Liability: With minimum liability limits of $1,000,000 bodily injury by accident each accident; $1,000,000 bodily injury by disease policy limit; $1,000,000 per accident.

d.
Commercial Automobile Liability: Combined Single Limit — $1,000,000 per accident, Such insurance shall cover injury (or death) and property damage arising out of the ownership, maintenance or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use.

e.	Property Insurance: All-risk, replacement cost property insurance to protect against loss of owned or rented equipment and tools brought onto and/or used on any Property by the Contractor.

II.
Policies described in Section 1.a. and 1.d. above shall include the following as additional insured, including their officers, directors and employees. A GL-2010 Endorsement shall be utilized for the policy(ies) described in Section 1.a. above. Please note that the spelling of these parties must be exactly correct or the insurance is not valid and Contract Duties will not be allowed to commence.

1.	President and Fellows of Harvard College

2.	Beal and Company, Inc.

NOTE: Specific insurance requirements available upon request from Beal Management.

III.	Contractor waives any and all rights of subrogation against the parties identified above in Paragraph 2 as additional insured’s.

IV.	All policies will be written by companies licensed to do business in the State of Massachusetts.

V.
Contractor shall furnish to the Owner Certificate(s) of Insurance for the contractor and all sub-contractors, sub-sub-contractors, etc. evidencing the above coverage. Original Certificate(s) of Insurance must be provided before Contractor commences Contract Duties or Contract Duties shall not be allowed to commence.

VI.	Certificate(s) of Insurance relating to policies under this Agreement shall contain the following words verbatim:

“It is agreed that this insurance will not be canceled, not renewed or the limits of coverage in any way reduced without at least thirty (30) days advance written notice [ten (10) days for non-payment of premium] sent by certified mail, return receipt requested to: Beal and Company, Inc., 3 Kingsbury Avenue, Watertown, MA 02472”

APPENDIX B
ELEVATOR INFORMATION

1. Elevator Entrance:	Located on the West and East ends of the building.

2. Hours of Operation:

A) Business Hours	Normal elevator operating hours for general pickups and deliveries are as follows: Monday through Friday 8:00 a.m. — 5:00 p.m.

B) After Hours	Large moves and extended deliveries must be scheduled before 8:00 a.m. or after 6:00 p.m. weekdays, or on weekends.

Elevator reservations must be made at least one day in advance with the Beal Management Office. Elevator usage is first come, first served; early reservations are encouraged.

3. Dimensions/Capacity

	Capacity:	2,500 lbs.

	Dimensions:	West Elevator (elevator #1)
8’ Deep
5’ 3” Wide
7’ High
Door is 4’ Wide

East Elevator (elevator #8)
5’ 5” Deep
6’ 3.5” Wide
7’ High
Door is 3’ 5.5” Wide

APPENDIX C
FIREPROOFING REQUIREMENTS

1.	Installation shall comply with the following standards:

a.	Dry Density: 13 lbs/ft 3 minimum, 17 lbs/ft 3 average.

b.	Compressive Strength: 500 lbs/ft 2 for 10% deflection, ASTM E761.

c.	Impact Bond: No cracking or spalling with 60 lb. bag and 4’ height, ASTM E760.

d.	Deflection: No cracking, spalling, delamination or other defect or failure, ASTM E759.

e.	Corrosion Resistance: No corrosion hen tested according to ASTM E937.

f.	Bond Strength: 200 lbs/ft 2 minimum, ASTM E738.

g.	Air Erosion Resistance: 0.25 grams ft2 maximum weight.

2.	All structural elements (columns, beams, etc.) must have an application to afford three hours of fire resistance. Floors and decking are to be two hours.

3.	Application of fireproofing must adhere to the following guidelines:

a.	Mask and protect adjacent work which could be damaged by over spray or fallout.

b.	Clean substrates of all substances which might be incompatible or inhibit bonding.

c.	Verify that surface members to receive sprayed fireproofing are compatible with fireproofing materials and bonding requirements.

d.	Power clean unpainted members which will receive sprayed fireproofing to remove incompatible materials which could affect bond when scraping, bruising, or washing will not remove the materials.

e.	Assure that installation of clips, hangers, supports, sleeves, shaft wall runners and other items required to penetrate the sprayed fireproofing work is complete.

f.	Verify that ducts, piping, equipment, or other items would interfere with application of fireproofing are not positioned until sprayed fireproofing work is completed.

APPENDIX D
SUBMITTAL OF DRAWINGS
The Tenant shall submit design and construction drawings of the proposed work to Beal. Management Office for approval Beal Management Office will review for impact on neighboring Tenants, consistency with the Building’s operational strategies, and compliance with the design guidelines and construction specifications.
Plans

1.
The recommended first submittal shall be a space study indicating the proposed office layout and all required exits. The study shall include egress calculations for tenant space, indicate population loads, exit unit requirements, travel distances, and number of required exits. At this time the Tenant should also be prepared to review any special project-related requirements, such as structural reinforcement or supplemental mechanical, electrical and plumbing systems.

2.
The required second submittal of plans shall be a complete set of construction documents, consisting of demolition, architectural, mechanical, electrical, life safety, structural, sprinkler with hydraulic calculations and plumbing, as applicable. These drawings should indicate all special requirements, i.e., supplemental HVAC, floor loading, etc. The drawings must include a cover sheet detailing general terms and conditions, along with relevant specifications and regulations. This set must also include all necessary detail drawings. A title sheet should include the site plan including the building address, block, lot and zone. All drawings should predominantly display the tenant and floor involved. All additional project manuals and/or associated specifications will be presented at this time.

3.
All plans shall be dated and shall identify the Tenant Architect’s name, address and telephone number, Tenant’s name and suite number. All submissions to be bound and collated on sheets 30” x 42” or 24” x 36”, drawn to a minimum scale of 1/8”. Tenant shall provide copies of all construction-related transmittals to the Beal Management Office.

4.
Prior to any construction three (3) sets of Building Approved drawings and construction documents must be stamped and signed by the General Manager, Chief Engineer and Tenant Representative. This indicates agreement on the plans to be used for construction. Each party shall retain one set of drawings for record purposes.

5.	Please note that plans and drawings must not be folded.

6.
The Tenant Representative is responsible for submitting immediate written notification to the Management Office of all changes or deviations in the construction from that shown on the approved construction set of drawings.

Review of Construction Documents

1.
Beal’s Management Office on-site staff will have all documents reviewed for compliance with current regulations and building compatibility. This review will not absolve the Tenant’s Architects, engineers and contractors from their sole responsibility to design and build in accordance with all applicable regulations in a manner consistent with the Tenants requirements and in an acceptable tradesmen-like quality.

2.
The first submittal consisting of an architectural conceptual design will be reviewed and comments returned to the Tenants representative in (7) seven working days. This submittal should include a space study indicating the proposed office layout and all required exits.

3.	The second submittal consisting of a complete set of construction documents as outlined under PLANS, will be reviewed and comments returned to the Tenants representative in (10) ten working days.

4.
The third submittal consisting of a complete set of construction documents, amended to incorporate all of the required modifications, from the preceding reviews. These documents may now be released to building approved general contractors and sub-contractors for bidding purposes. Beal Management Office will not allow construction to commence until such time all relevant code or lease related issues raised by this project are resolved. A complete set of approved construction documents must be now turned over to the Beal Management Office.

5.
The filings for permits are to be presented to the Building signed and sealed by all required parties accompanied by two sets of all required signed and sealed project documents. The Building will keep a copy of all applications and the second set of signed and sealed project documents for its records.

6.
Tenant shall be responsible for payment of all filing fees and for all controlled inspections, permits, and other code mandated testing/inspections, which will be performed by the Locality, Building Code consultant or Building’s independent consultants.

7.	Copies of all approved applications, project documents and permits must be delivered to the Beal Management Office upon their receipt and prior to the commencement of work.

8.	During the course of the Project, the Building Representative will receive, in a timely manner, copies of all approved submittals, including shop drawings for all materials, equipment and systems.

9.
The Building will receive two (2) sets of installation, operation and maintenance instructions for all architectural, mechanical, electrical, plumbing, fire and life safety systems and their components. These should be produced in the form of Project Installation, Operation & Maintenance Manuals.

10.
Upon completion of construction, two (2) sets of as-built drawings must be submitted to the Beal Management Office, indicating all changes and deviations from the previously approved construction set of drawings. This set shall be dated and marked “As-Built, for Record” and shall be signed by both the Tenant and the Tenant’s Architect. This set will include all “As-Built” shop drawings from the respective mechanical, electrical, life safety trades and with any CAD files in AUTOCAD format.

Construction Schedule

1.
Prior to any construction, the contractor should prepare a work schedule to be approved by the Beal Management Office and the Tenant. The schedule should include work start date and anticipated completion date; the schedule will be based on the work to be performed as indicated on the Tenant’s approved construction documents. In addition, the schedule shall clearly indicate the anticipated dates for all work, which can be reasonably expected to impact or disrupt the normal functioning of the Building or other Tenants.

APPENDIX E
RULES AND REGULATIONS
The following information outlines the rules and regulations for contracted service personnel that shall be followed by all Service Contractors working at The Arsenal on the Charles. No deviation or exception will be permitted without the expressed, written approval of Agent. Questions or comments should be directed to the Beal Management Office; 617-923-4500.

1.
Prior to any activities, Service Contractor shall agree to abide by and conform to these R&R’s and shall acknowledge such agreement for itself and all others performing any portion of the Work by or through the Service Contractor, including subcontractors and material suppliers by executing these R&R’s where shown.

2.
If Service Contractor is hired directly by Tenant, Tenant will be primarily responsible for Tenant’s Service Contractor and its subcontractors, workmen, suppliers, etc. Any action detrimental to the Property is the sole responsibility of the Tenant. Service Contractor shall be responsible for enforcing these R&R’s with all its subcontractors, workmen suppliers, etc.

3.
Plans and specifications setting forth all architectural, mechanical, electrical and other aspects of the Work to be performed by the Service Contractor shall be submitted and approved by Agent in writing prior to commencement of Work. Upon completion, Service Contractor shall deliver to Agent “As-built” drawings of electrical, mechanical and any deviations from original approved plans. Electrical panels must be labeled.

4.
All costs, including but not limited to, costs for permits, fees and licenses necessary for the execution of Contract Duties shall be the sole and exclusive obligation of the Service Contractor or its subcontractors.

5.
Service Contractor shall be responsible for its actions on site as well as those of its subcontractors. Service Contractor shall promptly repair any damage to the Property caused by Service Contractor or its subcontractors or material suppliers at no cost to Owner or Agent. Care shall be taken to protect ceilings, walls, doors, and carpets of public areas when moving construction materials, trash, etc.

6.
Service Contractor is responsible for the security in the work area and at its expense shall provide its own watchman as required. All risk of loss to all property of the Service Contractor and its subcontractors, including but not limited to, tools and materials located on the Property, shall be the sole and exclusive responsibility of Service Contractor and its subcontractors, and Agent shall have no responsibility.

7.	Service Contractor shall give all notices and comply with laws, ordinances, rules, regulations and orders of any public authority bearing on the performance of the Contract Duties.

8.	All workers shall maintain their actions while at the Property in a professional manner to include but not limited to:

a.	No abusive language.

b.	No alcohol or drugs.

c.	No smoking or drinking in public areas.

d.	No use of radios in areas that are accessible to the public or from which the public may hear them being played.
Agent reserves the right to add other restrictions to those listed above as may be deemed necessary to provide for the comfort and safety of the Tenants.

9.
No storage of supplies or trash will be allowed on the Property at any time. All work and adjacent areas are to be kept clean and free of trash, debris and non-useful materials at all times at Service Contractor’s cost. Failure to do so will result in Agent providing this service and charging the Service Contractor accordingly.

10.	No storage of flammable substances will be allowed at the Property unless approved by Agent and in accordance with approved building codes and regulations.

11.	No interviewing of job applicants or subcontractors will be allowed on-site without prior written approval by Agent and prior scheduled appointment.

12.
There will be absolutely no use of Tenant and/or Building property to include, but not limited to, telephones, dollies, ladders, photocopiers, vacuums, etc. unless specifically approved in writing by Agent prior to its use.

13.
All deliveries will be scheduled with Agent. A prior notification of at least 24 hours but not more than seven days is required. Scheduling of elevator time through Agent for deliveries and trash removal will be the responsibility of Service Contractor.

14.	Service Contractor shall coordinate with and provide prior written notice to Agent when access to occupied space is required. Service Contractor shall give notice according to the following schedule.

a.	Less than one hour required in the space; provide 24-hour advance notice.

b.	Less than one day required in the space; provide two days advance notice.

c.	More than one day required in the space; provide three days advance notice.

15.	All Service Contractors must sign in with the security guard. An Agent’s representative must be contacted that the Contractor is on-site.

16.	Service Contractor shall not be permitted any identifying signage or advertising unless approved by Agent in writing.

17.	Service Contractor shall turn off lights and all other equipment at night after completion of work for the day.

18.	Building hours are 8:00 a.m. to 5:00 p.m. Monday through Friday. Work beyond these hours is subject to approval by Agent.

19.	The Service Contractor may only use the freight elevator to transport equipment, materials or supplies. Agent reserves the right to restrict times Service Contractor may use freight elevator.

20.
Service Contractor shall arrange for pre-inspection of Tenant suites prior to construction to identify items subject to potential claims for breakage, theft, abuse, damage, etc. Service Contractor’s General Superintendent and Subcontractor Foreman, Tenant Representative, and Agent’s Property Manager and Building Engineer shall attend pre-inspections.

21.
Service Contractor shall not interfere with other Tenants in such a manner as to cause unnecessary inconvenience or disruption. Work of this nature must be scheduled before 8:00 a.m. and after 6:00 p.m. Work that disrupts nearby Tenants must cease immediately upon request of the Agent and rescheduled for completion on an after-hour basis.

22.	Use of odor causing or particulate generating practices during normal business hours is prohibited.

23.
Agent shall have the right from time to time as may be required, to inspect or perform work within the property. Agent shall have the right to suspend Service Contractor’s Work in the property if such work, in the opinion of the Agent, is presenting or may present a danger to life, safety, or property, or in an emergency situation.

It is expressly understood and agreed that this Agreement shall be for the direct benefit of the Owner. Accordingly, Owner shall be granted the right to pursue in its own name any rights or remedies against Service Contractor including without limitation, claims for damages granted to other parties under the Agreement.

APPENDIX F
ARCHITECTURAL AND ENGINEERING GUIDELINES
This memorandum will summarize the basic requirements of the sixth edition of the Massachusetts State Building Code (MSBC) applicable to the building at 311 Arsenal Street, Watertown. It includes the conditions imposed by MSBC Appeal Board in its decision to permit the roof trusses of the building to remain without fire rating.
Basic Building Code Requirements
The basic requirement of the MSBC applicable to this building are summarized in Table No. 1. The occupancy and building characteristic that are the basis for those requirements are identified at the beginning of that table. Any deviation from those characteristics including changes of occupancy must be made in compliance with the building code and the intent of the variance which was granted with respect to the roof assembly.
Conditions on the Variance
Two sets of conditions have been imposed on the design and construction of the building in order to justify the variance to permit the roof trusses and deck to be unrated. These are in addition to the standard features of the building required by the building code based on its occupancy and physical characteristic. Those requirements are summarized in Table No. 1.
First, in the presentation of technical arguments for the variance, it was represented that the following fire protection features would be provided in the building:

1.	One connection to the site water mains which are supplied from the Watertown municipal water system.

2.	A fire pump to boost system pressures to required levels.

3.	A standby power supply for the fire pump.

4.	A system of combined standpipe risers to supply sprinkler systems of each floor as well as hose connections within exit stairs.

5.	Three sprinkler systems per floor with each arranged to be supplied from two separate standpipes.

6.	Complete supervision of all operation characteristics and components of the sprinkler and standpipe systems.

7.	Complete coverage of all levels of the building with automatic smoke detectors.

All of these features have been provided as part of the base building except that tenant sprinkler systems must be arranged to be supplied from two separate standpipes and tenant space fire alarm systems must include complete coverage with an addressable automatic smoke detection system for all floors.
Second, two conditions were imposed on the fourth floor of the building by the Appeal Board in its decision. One condition requires that ceilings, where provide, have a one hour fire rating. This requirement may be applicable to fully enclosed offices, toilet rooms, storage rooms, equipment rooms and similar spaces which are provided with ceilings suspended or framed below the roof trusses. The decision also required that sprinklers be installed both above (in the truss space) and below the ceilings (in the use space), where ceilings are provided.
The requirement for a one hour ceiling may be satisfied by installation of a ceiling assembly which has a one hour “finish rating” by standard Underwritten Laboratories’ test criteria. Such a ceiling will typically require two layers of 5/8 inch Type X gypsum-board appropriately attached to framing above. The ceiling membranes of UL Floor/Ceiling Assembly Design No. L532 or L505 would be appropriate for this purpose. The intended fire rating will only be achieved if the ceiling membrane is provided with connections and support equal to that provided by the floor assembly to which it is attached in the UL Design (ie. Spacing of framing, frequency of fastener, etc.).

Floor Systems
2. Provide 2 hour fire ratings for floor/ceiling assemblies as required for construction Type 1B. (T-602).
3. Provide multiple floor openings arranged as an atrium having features as summarized in Table No. 1. (713.3, Exception 5, 404.0)
Interior Walls and Partitions
4. Provide unrated partitions for enclosure of exit access corridors. (1011.4)
5. Provide one hour rated partitions as tenant-to-tenant separation walls. (T-602).
6. Provide two hour fire enclosures for stairway, elevator and mechanical shafts which connect more than three stories and one hour fire rated enclosures for stairway and mechanical shafts which connect three stories or less. (T-602, 1014.11, 710.3)
7. Provide two hour fire rated enclosures of all rooms, shafts and closets containing equipment and wiring for emergency power generation, distribution and control. (MA Electrical Code, 700-10).
8. Provide one hour fire rated walls with  3/4hour opening protective around the following specific occupancy areas:

•	Trash rooms

•	Physical Plant and Maintenance Shops (302.1.1, T-302.1.1)
9. Provide smoke partitions designed to resist the passage of smoke constructed of combustible or non-combustible materials which extend from the floor below to the underside of the floor or roof above around the following specific occupancy areas:

•	Storage rooms over 50 sq. ft. in area (302.1.1, T-302.1.1)
10. Provide doors to the areas identified in Item 9 which are self closing or arranged for automatic closing upon detection of smoke (302.1.1.1)
Exterior Walls and Roof
11. Provide three hour fire ratings for interior and exterior columns supporting more than one floor and two hour fire ratings for columns supporting only one floor or the roof. (T-602).
12. Provide unrated non-bearing exterior wall components for the building walls. (705.2, T-705.2).
13. Utilize unlimited openings in exterior walls. (705.3, T-705.3).
No rating is required for exterior walls of a sprinklered building of use Group B occupancy when the fire separation distance for the wall is greater than 5 feet. Unlimited exterior wall openings are permitted in such a wall when the wall has a fire separation distance of more than 20 feet.
The fire separation distance of the Arsenal Street wall measured to the centerline of Arsenal Street is 48 feet. The fire separation distances of walls not facing immediately adjacent buildings are well in excess of 20 feet.
The physical distance between building 311 and the Harvard Printing Building is approximately 37 feet. A fire separation distance of greater than 15 feet for the Harvard Printing Building permits that budling to have an unrated exterior wall with not more than 70% openings. The remaining 22 feet is considered the fire separation distance for Building 311. That distance allows the unrated exterior wall with essentially 100% openings that are provided on Building 311.
The physical distance between Building 311 and the adjacent parking garage is approximately 55 feet. That physical distance permits a fire separation distance of greater than 30 feet for the parking garage and greater that 20 feet for Building 311. In that situation, the exterior wall of Building 311 is permitted to be unrated and have unlimited exterior openings.
14. Do not provide fire rated exterior walls for exit stair enclosures or for the exterior walls of use spaces adjacent to exterior walls of exit stairs. (Compliance alternative 1014.11.1).
MSBC Section 1014.11.1 requires that either the exterior walls of exit stair enclosures have a one hour rating and have protected openings of that the exterior walls of adjacent use spaces within 10 feet of the stair enclosure be treated in that manner.
As a compliance alternative to strict compliance with the requirement for exterior wall rating and opening protectives wither within or adjacent to an exit stair, close spaced automatic sprinklers will be provided to protect the exterior glass of the stair enclosure. Those sprinklers will help to maintain the integrity of the stairway windows under potential fire exposure.
15. Do not provide opening protection for any exterior wall openings in this fully sprinklered building. (705.3.1).
16. Do not provide a fire rated spandrel panel or wall on this fully sprinklered building. (705.4, Exception 2).
Fire Alarm System
17. Provide a fire alarm system having the basic features required by Section 917 and additional features required by the atrium Section 404.0. (917.4.2).
18. Provide addressable system connected automatic some detectors throughout all levels of the building. (NR/Condition of variance).
Complete coverage of the building with addressable type smoke detectors was offered as part of the justification of the requested variance from fire rating requirements applicable to the roof assembly. Such protection is considered a condition of the variance.
19. Activate the fire alarm system using manual pull stations, water-flow detectors of the sprinkler system and smoke detectors of the atrium exhaust system. (917.7.1).
Means of Egress
20. Provide 2 doors to the corridor system from all rooms or spaces with an occupant load of more than 50 persons or in which the travel distance exceeds 75 feet. (T-1017.2).
21. Install doors which serve rooms with occupants loads of 50 or more persons so as to awing in the direction of egress travel. (1017.4).
22. Where two exit or exit access doors are required from a room or other space, separate the doors by a distance equal to or greater than one quarter of the longest diagonal of the area served. (1006.4.1)
23. Limit dead ends of corridors to not more than 20 feet. (1011.2).
24. Limit the length of a common path of travel in the Use Group B spaces to not more than 100 feet. (1011.2.1).

25. Provide unrated exit access corridor enclosures. (1011.4.).
26. Provide unrated corridor doors. (1011.4.2).
27. Provide corridors with a minimum clear width of 44 inches. (1011.3).
28. Utilize interior exit stairs designed in accordance with MSBC Section 1014.0 as the required exits of the building. (1014.0).
29. Provide sufficient egress capacity for the occupant load of each floor of the building separately. (1009.1, 1009.3).
At the code specified area allowance of 100 square feet per person and with an area of not more than 147,000 square feet, the occupant load of the largest floor of the building will be 1,470 persons. There will be four 44 inch wide exits stairs and seven 48 inch wide exit stairs provided from the upper stories of the building will each have a capacity of 220 persons. The total capacity available from those stairs at an allowance of 0.20 inches per person will be 2,560 persons, well in excess of the project population.
30. Locate exits as required to limit travel distances to less than 150 feet in spaces not separated from the atrium and 250 feet in spaces separated from the atria. (404.7, T-1006.5).
31. Provide exit discharge from exit stairs directly to the outside, through rated passageways, sprinklered lobbies or small vestibules. (1020.0).
Elevators
32. Provide all elevators having a travel of 25 feet or more with characteristics and controls for fire emergency use in accordance with the MA Elevator Code. (MA Elevator Code, 17.39).
33. Provide one elevator which serves all floors of the building with characteristics and controls to permit emergency medical use in accordance with the MA Elevator Code. (MA Elevator Code, 17.40).
Sprinkler Systems
34. Provide a complete automatic suppression system in all portions of the building in accordance with the requirements of Article 9. (904.2, 404.2).
Standpipe
35. Provide fire standpipes in the building with hose connections located in accordance with the criteria of NFPA 14. (914.4, 914.5).
Water Supply
36. Provide water supplies for the sprinkler and standpipe systems using a connection to the municipal water supply. (NFPA 13, 14).
37. Size the supply piping of the combined sprinkler and standpipe water supply system in accordance with the criteria of NFPA 14. (914.3).
38. Provide connections of each sprinkler system to two separate standpipe risers. (NR/Condition of variance).

Emergency Power
39. Provide an emergency generator to provide standby power for the fire alarm system, exit signs, emergency lights, the atria smoke control systems and the fire pump. (917.6, 1023.4,1024.4, 921.5, Condition of variance).
The provisions of standby power for the fire pump was a condition of the variance from the requirements for the fire rating of the roof assembly.
Interior Finish
40. Utilize interior finish as follows:

•	Class I interior finish within all exit stairs.

•	Class II or better interior finish within all exit access corridors serving only office areas.

•	Class III or better interior finish within rooms or spaces of assembly and office areas. (T-803.4).
41. Utilize traditional floor coverings such as wood, vinyl, linoleum, terrazzo or other resilient floor finish material or carpeting which complies with the DOC FF-1 “pill test” (CPSC 16 CFR, Part 1630) in all spaces including exits and exit access corridors. (805.3, Exception).

TABLE NO. 1
Summary of Atrium Requirements
Massachusetts States Building Code — Sixth Edition

1	Classify any openings in the floor systems connecting two or more stories as an atrium. (404.1).
2	Provide a complete automatic suppression system in the portions of the building not separated from the atrium by two hour fire separation partition and floor assemblies (404.2).
3	Limit the use of the floor of the atrium low hazard uses with approved materials and decorations unless appropriately protected with automatic fire suppression system. (404.3).
4	Allow exit discharge through the atrium in accordance with the rules for exit discharge through a lobby in Section 1020.0. (404.3.1).
5	Provide a smoke control system as required by Section 921.0. (404.4)
6
Separate the atrium from adjacent spaces by 1-hour fire separation walls, fire rated windows or tempered, wired or laminated glass walls constructed as required by Section 404.5 [Exception 2] except as noted in Item 7 below (404,5).

7	Allow up to three levels of the building to be open to the atrium without the separation required by Item 6. (404.5, Exception 3).
Only limited portions of the First Floor of the building will be open to the atrium. Most spaces will be separated from the atrium spaces by glass walls protected by closely spaced sprinklers.
8	Provide automatic smoke detectors within and at the perimeter of the atrium and on the ceilings of spaces not separated from the atrium (404.6.)
The extent of coverage by smoke detectors is not explicitly stated in the code. Coverage should be provided in the area immediately surrounding the atrium and all corridors which are open to the atrium. The specific extent of coverage should be determined in discussions with the authorities having jurisdiction.

9	Arrange automatic smoke detectors within the atrium space to sound fire alarms upon activation of an two or more of the detectors. (Not required).
No explicit requirement that two or more smoke detectors be required to operate before fire alarms are sounded is found in the current edition of the code. However, that means of operation is one reasonable approach to limiting the effect of false alarms from smoke detectors (Such a requirement did appear in previous editions of the NBC.) Other technical approaches to limiting the false alarm problem are available such as addressable detectors and alarm confirmation circuits. The specific arrangement of the detection system in this facility should be determined in discussions with the authorities having jurisdiction

10	Activate the fire alarm system using signals from sprinkler system water-flow detectors and manual pull stations. (406.6, 917.7,1).
11	Utilize a voice or non-voice alarm system which complies with the detailed provisions of Section 917.9. (404.6)
12	Limit the distance of exit access travel within the atrium on other than the lowest levels of the building to not more than 150 feet. (404.7).